Exhibit 99.15

Results of Bondholder Plan Meeting | Hurricane Energy plc

RNS Number : 6739B

Hurricane Energy PLC

11 June 2021

11 June 2021

Hurricane Energy plc

(“Hurricane”, the “Company” or the “Group”)

Results of Bondholder Plan Meeting

Pursuant to an order made by the High Court of Justice of England and Wales (the Court) dated 21 May 2021 (the Order), and further to the announcement made on 24 May 2021 giving notice of the meeting of bondholders of the Company (the Bondholders) at 11:00 a.m. today (the Bondholder Meeting), for the purpose of considering and, if thought fit, approving (with or without modification) the restructuring plan proposed by the Company under Part 26A of the Companies Act 2006 (the Restructuring Plan) as set out in Appendix F of the explanatory statement dated 24 May 2021 in relation to the Restructuring Plan (the Explanatory Statement), the Company announces the results of the Bondholder Meeting.

Bondholder Meeting

The Bondholder Meeting was convened at 11:00 a.m. today virtually via video conference in accordance with the Order.

The resolution to approve the Restructuring Plan as set out in Appendix F of the Explanatory Statement was put to the Bondholders and was duly passed on a poll.

Bondholders present and voting represented 84.89% of the total amount outstanding (Plan Claims of USD 197,070,375 present and voting out of USD 232,156,250 Plan Claims outstanding in total).

The number of votes lodged for and against the resolution proposed is set out below. No votes were withheld.

Votes for:	197,070,375	(100%)
Votes against:	Nil	(0%)

Further information

As set out in the Order, the sanction hearing of the Court to sanction the Restructuring Plan is due to commence on 21 June 2021, at a time to be confirmed.

If the Restructuring Plan is not sanctioned by the Court, the Restructuring will not be capable of being implemented. In that scenario, it is likely that there would be a controlled wind-down of the Group’s operations followed by an insolvent liquidation of the Company.

-ends-

Contacts:

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Results of Bondholder Plan Meeting | Hurricane Energy plc

Contacts:

Hurricane Energy plc	+44 (0)1483 862820

Antony Maris, Chief Executive Officer

Philip Corbett, Head of Investor Relations

Stifel Nicolaus Europe Limited	+44 (0)20 7710 7600

Nominated Adviser & Joint Corporate Broker

Callum Stewart

Investec Bank plc	+44 (0)20 7597 5970

Joint Corporate Broker

Chris Sim / Rahul Sharma

Vigo Consulting	+44 (0)20 7390 0230

Public Relations

Patrick d’Ancona / Ben Simons

hurricane@vigoconsulting.com

About Hurricane

Hurricane has a 100% interest in and operates the Lancaster field, the UK’s first field to produce from a fractured basement reservoir.

Hurricane also has a 50% interest in the Greater Warwick Area licence, which contains the Lincoln and Warwick assets.

Visit Hurricane’s website at www.hurricaneenergy.com

Inside Information

This announcement contains inside information.

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Results of Bondholder Plan Meeting | Hurricane Energy plc

This announcement, and the transactions to which it relates, are in respect of securities of a non-U.S. company. Any offer of securities is subject to disclosure requirements of a country other than the United States that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Hurricane Energy plc is located in a foreign country and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

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